EXHIBIT 10.1

Seres Therapeutics, Inc.

200 Sidney Street

Cambridge, MA 02139

April 8, 2020

John G. Aunins, Ph.D.

Dear Dr. Aunins:

As discussed, set forth below are the terms of our mutual agreement regarding changes in certain terms of your employment with Seres Therapeutics, Inc. (the “Company”) beginning on April 1, 2020.  Reference is hereby made to the Employment Agreement, dated as of August 10, 2015, by and between you and the Company (as amended, the “Employment Agreement”).

From April 1, 2020 until the earlier of (x) the termination of your employment with the Company in accordance with the Employment Agreement or (y) such time as you and the Company mutually agree (the “Reduced-Time Period”), you will perform your duties for the Company on a reduced-time basis such that, notwithstanding anything in Section 1(c) of the Employment Agreement to the contrary, you will devote approximately 50% of your ordinary working time to the business and affairs of the Company.  During the Reduced-Time Period, your Annual Base Salary (as defined in Employment Agreement) will be $192,500, subject to review and adjustment in accordance with the Employment Agreement.  Additionally, during the Reduced-Time Period, you will accrue paid personal leave in accordance with the Company’s policies (subject to Section 2(e) of the Employment Agreement).  Furthermore, the Reduced-Time Period, you will remain eligible to participate in employee benefit plans, programs and arrangements in accordance with Section 2(c) of the Employment Agreement, provided that the Company-paid portion of premiums under such plans, programs and arrangement shall be reduced to 50% of the portion paid immediately prior to the commencement of the Reduced-Time Period.  The foregoing will not provide a basis for you to resign your employment for “Good Reason” under the Employment Agreement.

Except as expressly set forth in this letter agreement, the Employment Agreement (including your obligations under Section 1(c) of the Employment Agreement to refrain from engaging in certain outside business activities without the consent of the Company’s Board of Directors) and the terms of your other contracts and compensatory arrangements with the Company (including your outstanding Company equity awards) remain unchanged and continue in full force and effect in accordance with and subject to their terms.

This letter agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

Please indicate your agreement to the foregoing by returning a countersigned copy of this letter to me.

Sincerely,

Seres Therapeutics, Inc.

By:	/s/ Eric Shaff
Name:	Eric Shaff
Title:	President & CEO

Accepted and agreed:

/s/ John Aunins
John G. Aunins, Ph.D.

US-DOCS\114823351.2